EXHIBIT 10.1

ASTRO-MED INC.

SENIOR EXECUTIVE SHORT TERM INCENTIVE PLAN

Adopted March 27, 2015

1.	Purpose and Objectives

The overall purpose of this Senior Executive Short Term Incentive Plan (“Plan”) is to recognize and reward executives for their collective contributions to the Company’s success. The Plan rewards Participants based on the achievement of performance goals that are critical to the Company’s growth and profitability.

The objectives of the Plan are to:

(a) Recognize and reward achievement of the Company’s annual business goals;

(b) Motivate and reward superior performance;

(c) Provide a competitive total compensation package that enables the Company to attract and retain talent needed to grow the Company; and

(d) Encourage teamwork and collaboration among the Company’s leadership and across business groups.

2.	Eligibility/Participants

(a) Subject to the provisions of the Plan, the Chief Executive Officer shall recommend to the Committee selected Senior Executives to be eligible for participation in the Plan. Selection of Senior Executives shall be approved on an annual basis by the Committee and set forth in a resolution. Participant eligibility for one Plan Year does not guarantee selection and eligibility for a subsequent Plan Year.

(b) A Participant who is employed by the Company (and on the payroll) for the full Plan Year is eligible for a full year’s Award. Participants who are employees for at least six months but less than twelve months during a Plan Year are entitled to 25% of the Award based upon the Target Award Percentage for such Participant established by the Committee as provided under Section 3. Employees with less than six (6) months of service during the Plan Year are not eligible to participate in the Plan until the following year, unless the Committee approves an exception.

(c) No Award will be earned or paid to an employee on leave of absence.

(d) Participants who terminate employment during the Plan Year (other than in the case of death, Disability or Retirement as provided in Section 6 or as the Committee may otherwise determine in its sole discretion) will not be eligible to receive an Award with respect to such Plan Year, and the Bank Balance (as defined in Section 6 below) of such Participant shall be forfeited immediately upon such Termination.

(e) Employees who are participating in other Company incentive plans (e.g. Sales Incentive Plan, etc.) are not eligible under this Plan without written approval of the Committee.

3.	Performance Goals

(a) Awards are earned based on achieving or exceeding annual financial objectives, established by the Committee. Annually, the Committee shall establish in writing one or more performance goals which, when measured at the end of the Plan Year, shall determine the amount of the Award to be earned and paid to the Participant (“Performance Goals”). Unless otherwise determined by the Committee for any Plan Year, the Performance Goals shall be (i) Consolidated Net Sales (“Revenue”), (ii) Consolidated Operating Income (“OpInc”) and (iii) Economic Value Added (“EVA”).

(b) The Committee shall determine annually the percentage of the Target Award that shall be allocated to each Performance Goal (“Performance Goal Allocation Percentage”). Unless otherwise determined by the Committee for any Plan Year, the Performance Goal Allocation Percentages shall be as follows: Revenue (25%); OpInc (55%); and EVA (20%).

4.	Award Opportunity

(a) Performance with respect to Performance Goals will be evaluated against target performance levels. Each Participant will have a Target Award, expressed as a percentage of Base Salary (the “Target Award Percentage”), which the Committee shall established annually for each Participant and which may vary as to each Participant and from year to year for any Participant. For example, if a Participant’s Target Award Percentage is 20% and the Participant’s Base Salary is $150,000, then the Participant’s “Target Award” would be equal to $30,000.

(b) Performance of each specific Performance Goal shall be calculated independently to determine the amount of the award for each Performance Goal (each, an “Award Component”). The total Award under the Plan earned by any Participant with respect to any Plan Year shall be equal to the sum of the separate Award Components determined as provided in subparagraph (c) below. Other than the limitations set forth in Section 5(d) below a Participant’s Award is uncapped.

(c) Each Award Component shall be calculated using the following formula, which includes an “Adjustment Factor” as set forth in subparagraph (d) below:

Award Component =	Target Award multiplied by the Performance Goal Allocation Percentage multiplied by the Performance Goal Adjustment Factor

(d) Each Award Component will be independently adjusted by an “Adjustment Factor,” determined as follows:

(i) If the actual performance exceeds the Performance Goal for the Plan Year, the Adjustment Factor for such Performance Goal will be 1 plus the percentage by which actual performance exceeds the Performance Goal. For example, if actual performance exceeds the Performance Goal by 4%, the Adjustment Factor for that Award Component would be increased by 4% to 1.04.

(ii) If actual performance is less than the Performance Goal for the Plan Year, the Adjustment Factor shall be 1 minus 10 percentage points for each percentage point by which actual performance is less than the Performance Goal. For example, if actual performance is 97% of the specific Performance Goal, then the Adjustment Factor for that Award Component would be reduced by 30% to 0.70. No Award shall be paid with respect to a specific Performance Goal if the actual performance does not exceed 90% of such Performance Goal. Thus, if actual performance does not exceed 90% of the Performance Goal, then the Award Component for that Performance Goal will be zero.

(e) Awards under the Plan are subject to the following limitations:

(i) All combined annual Awards under the Plan cannot exceed 15% of the Company’s Consolidated Operating Income for the applicable Plan Year determined without deduction for the combined Awards under the Plan for such Plan Year (the “Global Limit”). To the extent Awards calculated under this Section 4 would exceed the Global Limit, Awards for all Participants shall be reduced pro rata as necessary to comply with the Global Limit.

(ii) In any Plan Year in which the EVA Performance Goal is less than $1 million, the maximum Award to a Participant under the Plan for such Plan Year may not exceed two (2) times the Participant’s Target Award.

(iii) The aggregate Awards earned must be fully accounted for when determining whether a Performance Goal based upon Operating Income has been achieved (i.e., adequate reserves for Awards must be provided in the Operating Income reported by the Company).

(iv) Subject to the exercise of the Committee’s discretion under Sections 9(c) and 9(d) hereof, all Awards earned based on achieving Performance Goals based on Operating Income shall be based on operating income from the Company’s normal operating activities and exclude the financial results from unbudgeted mergers, acquisitions, sales of assets, divestitures, etc.

5.	Award Bank and Award Payouts

(a) All Awards under the Plan shall be credited to a Participant’s “Award Bank” account, which shall be a book account maintained by the Company. The resultant balance in the Participant’s account after crediting the Award for the Plan Year (the “Bank Balance”) is then used to determine the Participant’s Payout Amount for the Plan Year. The Bank Balance in excess of the Payout amount for any Plan Year is not vested and shall remain subject to a risk of forfeiture. Awards shall be credited to the Award Bank and any Payout Amounts may be paid only after review and written approval by the Committee.

(b) Subject to the limitations in Section 4(e) hereof, the “Payout Amount” shall be equal to the sum of (i) the lesser of (A) the Participant’s Award calculated for the Plan Year in accordance with Section 4 or (B) the Participant’s Target Award for the Plan Year plus (ii) 30% of the Participant’s Bank Balance (after deduction of the amount paid or to be paid to the Participant under clause (i) hereof).

(c) A Participant’s Award (determined in accordance with Section 4) and Payout Amount (determined in accordance with this Section 5) shall be calculated as soon as the Company’s financial results are reported and performance against Performance Goals can be measured and evaluated and the Payout Amount will be paid to the Participant in cash as soon as the Company’s audited financial statements for the Plan Year are issued but in no event later than the April 15th following the end of the applicable Plan Year.

(d) Notwithstanding any other provisions hereof, in the event of a Participant’s Disability, death or Retirement the amount to be paid to a Participant (or the Participant’s estate) shall be determined under Section 6(a) or (b), as applicable.

6.	Termination of Employment.

Except as specifically provided otherwise in any employment agreement between the Company and a Participant:

(a) If a Participant’s employment with the Company terminates due to the Participant’s Disability, death or Retirement during a Plan Year, the Participant’s Award for the Plan Year shall be prorated to the date of Disability, death or Retirement and 100% of such prorated Award shall be paid to the Participant (or the Participant’s estate) in accordance with Section 5(c) above.

(b) If a Participant’s employment with the Company terminates due to the Participant’s Disability, death or Retirement subsequent to the Plan Year but prior to the payout date, the Participant’s (or the Participant’s estate, in the case of death) Payout Amount shall be equal to 100% of the Award earned by the Participant for such Plan Year, which shall be paid to the Participant (or the Participant’s Estate) in accordance with Section 5(c) above.

(c) If a Participant’s employment with the Company terminates due to the Participant’s Disability, death or Retirement, the Participant (or the Participant’s estate, in the case of death) shall vest in full and be entitled to receive the Participant’s Bank Balance in cash as soon as administratively practicable but in no event later than the April 15th of the year following the year in which the Disability, death or Retirement occurred.

(d) If the employment of a Participant with the Company is terminated for any reason other than death, Disability or Retirement, then the Participant’s rights with respect to the Participant’s Bank Balance as of the date of Termination will be forfeited and neither the Participant nor the Participant’s heirs, personal representatives, successors or assigns shall have any future rights with respect to the Bank Balance.

7.	Change in Control

Except as specifically provided otherwise in any employment agreement between the Company and a Participant in the event of a Change in Control:

(a) For the Plan Year in which the Change in Control occurs, the Award for such Plan Year shall be determined by performance measures through the last day of the quarter immediately preceding the date of the Change in Control and shall be prorated to the date of the Change in Control; and

(b) A Participant’s Bank Balance shall vest in full on the Change in Control and become immediately payable in cash within 30 days following the Change in Control.

8.	Effective Date

The Plan is effective for the fiscal year beginning February 1, 2015, and shall remain in effect until such time as it shall be terminated by the Committee.

9.	Plan Administration

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to, and consistent with, the provisions of the Plan, to select Senior Executives to become Participants, grant Awards, determine the annual Performance Goals, and the amount and other terms and conditions of, and all other matters relating to, Awards, construe and interpret the Plan and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any determination by the Committee will be final and binding on all Participants.

(b) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or a subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(c) Discretion. The Plan is designed to encourage focus on the Company’s annual business plan goals while providing the flexibility and discretion needed to be responsive to the Company’s business needs. The Committee shall have the right to apply positive or negative discretion in determining the amount of any Award as needed to reflect business environment and market conditions that may affect the Company’s performance.

(d) Plan Changes or Discontinuance. The Committee is authorized to make adjustments in the Performance Goals and Awards in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant. In addition, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan or Performance Goals at any time.

10.	Miscellaneous

(a) Nonassignability. No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.

(b) Ethics. The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including Termination of employment. In addition, any incentive compensation as provided by the Plan to which the Participant would otherwise be entitled will be revoked. Participants who have willfully engaged in any activity injurious to the Company will, upon Termination of employment, death, or Retirement, be obligated to repay any Award earned during the Performance Period in which the wrongful conduct occurred.

(c) Taxes. The Company and any subsidiary is authorized to withhold from any Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(d) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective target Awards.

(e) Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, the Board or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(f) Unfunded Plan. This is an unfunded Plan. No provision of the Plan will require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

(g) Rights of Employees. Nothing contained in the Plan will confer upon any employee or Participant any right to continue in the employ or other service of the Company or constitute any contract or limit in any way the right of the Company to discharge any employee or Participant at any time for any reason.

(h) Governing Law. The Plan and the Awards hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Rhode Island.

(i) Invalidity. Each provision in the Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

(j) Section Headings. The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

(k) Code Section 409A. It is the intent of the Company that Awards under the STIP will fall within the short-term deferral exception to Section 409A of the Internal Revenue Code (“Code”) provided at Treasury Regulations, Section 1.409A-1(b)(4). This Agreement shall be interpreted consistently with this intent. However, to the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as may be reasonably specified by the Committee in order to comply with Section 409A. If any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A), to a Participant who is then considered a “specified employee” (within the meaning Treas. Reg., Section 1.409A-1 (i)), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to additional tax pursuant to Section 409A.

11.	Definitions and Construction

(a) Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

“Award” means a cash incentive award made to a Participant under the Plan.

“Base Salary” means a Participant’s base salary as of the last day of the Plan Year.

“Board” means the Board of Directors of the Company as it may be comprised from time to time.

“Change in Control” shall mean the first to occur of:

(i) the acquisition of more than 50% of the beneficial ownership of the combined voting securities of the Company by any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or its subsidiaries or any employee benefit plan of the Company or any person who was an officer or director of the Company on the effective date of the Plan;

(ii) consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of such entity immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of then outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation, provided that the forgoing shall not apply if the transaction is structured as “merger of equals” and the Board determines that a Change in Control has not occurred;

(iii) the sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company; or

(iv) the date a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority if the members of the Company’s Board before the date of such appointment or election;

provided, however, that notwithstanding the foregoing, with respect to any Award that is determined to be “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers,

“Company” means Astro-Med, Inc., a Rhode Island corporation, or any successor company thereto.

“Disability” shall mean that the Participant meets one of the following requirements: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to last for a period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering participants of the Company, or (iii) the Participant is determined to be disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with (i) or (ii) above.

“Economic Value Added” or “EVA” means Consolidated Net Operating Profit after Taxes minus the product of Capital multiplied by the Cost of Capital, as determined by the Committee in its sole discretion, where “Capital” means the sum of all debt and equity capital, net of excess cash and after corrective accounting adjustments.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

“Participant” means any Senior Executive selected by the Committee to receive an Award under the Plan.

“Performance Goals” means criteria selected by the Committee pursuant to Section 3(a) hereof to measure the Company’s financial performance and also, when appropriate, the achievement of specified strategic goals and/or operational objectives.

“Performance Goal Allocation Percentage” means the percentage of a Target Award allocated to each Performance Goal by the Committee pursuant to Section 3(b) hereof.

“Plan Year” shall mean the fiscal year beginning February 1st and ending January 31st of the following calendar year.

“Retirement” shall mean the date that the Participant incurs a “separation from service” within the meaning of Treasury Regulations, Section 1.409A-1(h)(1), provided that the Participant has attained the age of sixty-five (65) years prior to such separation from service.

“Senior Executive” shall mean the person who has been identified as an “executive officer” of the Company in filings with the Securities and Exchange Commission and any Vice President or Director Level Manager of the Company.

“Target Award Percentage” has the meaning set forth in Section 4(a) hereof.

“Termination” of employment means a “separation from service” as defined in Treasury Regulations, Section 1.409A-1(h)(1).

(b) Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular and the masculine shall include the feminine and neuter, as the context requires. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.